EXHIBIT (g)(1)(b)

[RIC’s Letterhead]

___________, 2017

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention:

Re:

Each Calvert investment company identified on Exhibit A hereto (each, a “Calvert Trust”)

Ladies and Gentlemen:

Please be advised that each Calvert Trust has been organized as a Massachusetts business trust or a Maryland corporation and registered as a management investment company under the Investment Company Act of 1940, as amended, and has established those new series of shares identified below its name on Exhibit A hereto that will operate as NextSharesTM exchange-traded managed funds (the “NextShares Portfolios”).

In accordance with Section 23 (Additional Portfolios) of the Custodian Agreement dated as of December 1, 2000 between each of the investment companies listed and described on Appendix A thereto and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Custodian Agreement”), each Calvert Trust hereby requests that your bank act as Custodian for it with respect to the NextShares Portfolios under the terms of the Custodian Agreement.

We acknowledge that each Calvert Trust will issue and redeem shares of each NextShares Portfolio only in aggregations of Shares known as “Creation Units,” generally in exchange for a basket of certain securities, other instruments and/or cash (the “Basket”), as more fully described in the currently effective prospectus and statement of additional information of the Calvert Trust related to its NextShares Portfolio (collectively, the “Prospectus”).  Any item in the Basket is referred to herein as a “Basket Instrument.”

We acknowledge and agree that the following new Sections 2.14 and 2.15 shall be added to the Custodian Agreement in relation to the NextShares Portfolios only as follows:

“SECTION 2.14 DETERMINATION OF NEXTSHARES PORTFILIO DEPOSIT, ETC. Subject to and in accordance with the directions of the investment adviser for the NextShares Portfolios, the Custodian shall determine for each NextShares Portfolio after the end of each trading day on the New York Stock Exchange (the “NYSE”), in accordance with the respective NextShares Portfolio’s policies as adopted from time to time by the Board and in accordance with the procedures set forth in the Prospectus, the identity and weighting of the securities, other instruments and/or cash in the Basket required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of such NextShares Portfolio on such date.  The Custodian shall provide or cause to be provided this information to the NextShares Portfolios’ distributor and other persons as instructed according to the policies established by the Board and shall disseminate such information on each day that the NYSE is open, including through the

Information Classification: Limited Access

facilities of the National Securities Clearing Corporation, prior to the opening of trading on the NYSE.

SECTION 2.15  ALLOCATION OF BASKET INSTRUMENT SHORTFALLS  Each NextShares Portfolio acknowledges that the Custodian maintains only one account on the books of the National Securities Clearing Corporation (the “NSCC”) for the benefit of all exchange traded products for which the Custodian serves as custodian, including the NextShares Portfolio (collectively, the “ETP Custody Clients”).  In the event that (a) two or more ETP Custody Clients require delivery of the same Basket Instrument in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Basket Instrument necessary to satisfy in full each affected ETP Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Basket Instrument are satisfied in full, the Custodian will allocate to each affected ETP Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.”

We acknowledge and agree that the terms of Section 5 of the Custodian Agreement shall be amended and replaced in its entirety in relation to the NextShares Portfolios only as follows:

“SECTION 5.

PAYMENTS FOR SALES OR REPURCHASES OR REDEMPTIONS OF SHARES

(a)

The Custodian shall receive from the distributor of the Shares or from the Transfer Agent, as the case may be, and deposit into the account of the appropriate NextShares Portfolio such payments as are received for Shares, in Creation Unit aggregations, thereof issued or sold from time to time by the  NextShares Portfolio.  The Custodian will provide timely notification to the Calvert Trust on behalf of each such NextShares Portfolio and the Transfer Agent of any receipt by it of payments for Shares of such NextShares Portfolio.

(b)

From such funds and securities as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Transfer Agent, set aside funds and securities of a NextShares Portfolio to the extent available for payment to, or in accordance with the instructions of, Authorized Participants (as defined in the Prospectus) who have delivered to the Transfer Agent a request for redemption of their Shares, in Creation Unit aggregations, which shall have been accepted by the Transfer Agent, the applicable Basket Instruments (or such securities in lieu thereof as may be designated by the NextShares Portfolio’s investment adviser in accordance with the Prospectus)  for such NextShares Portfolio less any applicable transaction fee (as set forth in the Prospectus).  The Custodian will transfer the applicable Basket Instruments to or on the order of the Authorized Participant.  Any cash redemption payment (less any applicable transaction fee) due to the Authorized Participant on redemption shall be effected through the DTC system or through wire transfer in the case of redemptions effected outside of the DTC system.”

Information Classification: Limited Access

We acknowledge and agree that the terms of Section 9 of the Custodian Agreement shall be amended to include the following new paragraph in relation to the NextShares Portfolios only as follows:

The Custodian shall transmit the net asset value per share of each NextShares Portfolio to the Transfer Agent, the NextShares Portfolio’s distributor, the New York Stock Exchange and such other entities as directed in writing by the NextShares Portfolio.  The Custodian shall on each day a NextShares Portfolio is open for the purchase or Redemption of Shares of such NextShares Portfolio compute the identity and weighting of the securities, other instruments and/or cash to be included in the current Basket as the NextShares Portfolio has instructed the Custodian and shall transmit such information to the NSCC.

We acknowledge and agree that the notice information contained in Section 31 of the Agreement is deleted and replaced with the following notice information

[Name of Fund]

Two International Place

Boston, MA  02110

Attn:  James Kirchner, Treasurer

Fax No: 617-672-1876

We acknowledge and agree that the following new Sections 34-38 shall be added to the Custodian Agreement:

“SECTION 34. REGULATION GG.  Each Fund on behalf of itself and its Portfolios  represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business.  In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.

SECTION 35.  FOREIGN EXCHANGE

SECTION 35.1

GENERALLY Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions.  Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.  As used in this Section 35, “Fund” shall mean a Fund on behalf of its Portfolios (for a Fund that is a series organization) or on behalf of itself (for a Fund that is not a series organization).

SECTION 35.2

FUND ELECTIONS Each Fund (or its investment adviser (“Investment Advisor” acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian.  Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications, the Fund (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM

Information Classification: Limited Access

or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian.  The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction.  The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

SECTION 35.3. FUND ACKNOWLEDGEMENT Each Fund  acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)

shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)

shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)

shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

SECTION 35.4

TRANSACTIONS BY STATE STREET The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Advisor), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.  [Notwithstanding the foregoing, neither the Custodian nor any of its affiliates, including SSGM, may trade based upon information regarding the Portfolio (or its Investment Advisor acting on its behalf) that is not publicly available.]

As used herein, the term “Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers.

Information Classification: Limited Access

SECTION 36 CONFIDENTIALITY All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  Subject to Section 37 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, provided, however, that prior to such disclosure the Receiving Party shall notify the Disclosing Party to the extent it is legally permissible to do so, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement, or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

SECTION 37 USE OF DATA

(a)

In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Custodian (which term for purposes of this Section 37 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund or its Portfolios and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)

Except as expressly contemplated by this Agreement, nothing in this Section 37 shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Agreement and applicable law.  The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed data pursuant to this Section 37 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

SECTION 38 DATA SECURITY.  The Custodian will implement and maintain a written information security program, in compliance with the laws of The Commonwealth of Massachusetts and any other applicable laws and regulations, that contains appropriate security measures to safeguard the personal information of the Portfolio’s Shareholders, employees, trustees and/or officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number,

Information Classification: Limited Access

(d) debit or credit card number, (e) financial account number; or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

If the Custodian discovers that unauthorized disclosure of Portfolio information in the possession of the Custodian or its agents has occurred which requires notification to the Portfolio and the affected individuals under applicable law, then the Custodian will, as soon as practicable, (i) notify the Fund and the affected individuals of such unauthorized disclosure to the extent required by applicable law, (ii) investigate and address the unauthorized disclosure, and (iii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar unauthorized disclosures.  The Custodian agrees that this provision shall cover any of its affiliates that obtains access to personal information related to the Portfolio under this Agreement, and that the Custodian will be liable to the Portfolio for the compliance of such persons with this provision. This provision will survive termination or expiration of the Agreement for so long as the Custodian continues to possess or have access to personal information related to the Portfolio.”

The terms and conditions of the Custodian Agreement, as modified by this letter with regard to the NextShares Portfolios, shall apply only to the  NextShares Portfolios, except that Sections 31 and 34-38 of the Custodian Agreement shall apply to all the investment companies and series thereof listed in Appendix A hereto.

Attached as Appendix A hereto is a replacement of “Appendix A” to the Agreement, effective as of the date set forth below.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Calvert Trust and retaining one for your records.

Information Classification: Limited Access

Sincerely,

EACH CALVERT INVESTMENT COMPANY IDENTIFIED ON APPENDIX A HERETO

(INDIVIDUALLY AND SEPARATELY, BUT NOT JOINTLY)

By:  ___________________________________

Name:  ________________________________

Title:  ____________________, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Andrew Erickson

Title:

Executive Vice President

Effective Date:  ___________, 2017

Information Classification: Limited Access

Exhibit A

Calvert Management Series

Calvert Ultra-Short Duration Income NextSharesTM

Information Classification: Limited Access

Appendix A

(THE) CALVERT FUND

Calvert High Yield Bond Fund

Calvert Income Fund

Calvert Long-Term Income Fund

Calvert Short Duration Income Fund

Calvert Ultra-Short Income Fund

CALVERT IMPACT FUND, INC.

Calvert Global Energy Solutions Fund

Calvert Global Water Fund

Calvert Green Bond Fund

Calvert Small Cap Fund

CALVERT MANAGEMENT SERIES

Calvert Ultra-Short Duration Income NextSharesTM

Calvert Tax-Free Responsible Impact Bond Fund

Calvert Unconstrained Bond Fund

Calvert Floating-Rate Advantage Fund

CALVERT RESPONSIBLE INDEX SERIES, INC.

Calvert Developed Markets Ex-U.S. Responsible Index Fund

Calvert U.S. Large Cap Core Responsible Index Fund

Calvert U.S. Large Cap Growth Responsible Index Fund

Calvert U.S. Large Cap Value Responsible Index Fund

Calvert U.S. Mid Cap Core Responsible Index Fund

CALVERT SOCIAL INVESTMENT FUND

Calvert Aggressive Allocation Fund

Calvert Balanced Portfolio

Calvert Bond Portfolio

Calvert Conservative Allocation Fund

Calvert Equity Portfolio

Calvert Moderate Allocation Fund

CALVERT WORLD VALUES FUND, INC.

Calvert Capital Accumulation Fund

Calvert Emerging Markets Equity Fund

Calvert International Equity Fund

Calvert International Opportunities Fund

CALVERT VARIABLE SERIES, INC.

Calvert VP SRI Balanced Portfolio

Calvert VP SRI Mid Cap Portfolio

Information Classification: Limited Access

CALVERT VARIABLE PRODUCTS, INC.

Calvert VP EAFE International Index Portfolio

Calvert VP Investment Grade Bond Index Portfolio

Calvert VP Nasdaq 100 Index Portfolio

Calvert VP Russell 2000 Small Cap Index Portfolio

Calvert VP S&P 500 Index Portfolio

Calvert VP S&P MidCap 400 Index Portfolio

Calvert VP Volatility Managed Growth Portfolio

Calvert VP Volatility Managed Moderate Portfolio

Calvert VP Volatility Managed Moderate Growth Portfolio

Information Classification: Limited Access